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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             FORM 8-K CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  June 24, 2002
                Date of Report (Date of earliest event reported)

                        Commission File Number 000-32743

                                  TELLIUM, INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                                    22-3509099
  (State or other jurisdiction of           (IRS Employer Identification Number)
   incorporation or organization)


                                2 Crescent Place
                        Oceanport, New Jersey 07757-0901
                                 (732) 923-4100
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (301) 215-8300




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Item 5.  Other Events

         On June 24, 2002, Tellium (the "Company") announced a business restructuring that will result in a work force reduction of approximately 200 employees. The business restructure will result in a one time restructuring charge of approximately seven million to ten million dollars in the June quarter associated with the workforce reduction. The Company expects ongoing quarterly operating costs to be reduced by five million to seven million dollars as a result of the workforce reduction.

         In addition, the Company is reviewing the current carrying value of certain assets on its balance sheet, including goodwill, intangible assets, deferred warrant charges and inventory related changes. The preliminary results of an independent valuation analysis combined with the Company's in-depth analysis reflect the potential write off of up to $165 million in non-cash charges related to these assets.

         The Company also announced an option exchange program for its remaining employees. The Company expects the option exchange and any write down of its non-cash charges related to deferred compensation to take place in the third quarter.

         The Company also announced that it will provide updated guidance for its second quarter results later this week.

         The press release issued by the Company, dated June 24, 2002, is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits

                  99.1     Press Release dated June 24, 2002.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           TELLIUM, INC.

Dated: June 26, 2002

                                           By: /s/ Michael J. Losch
                                               --------------------
                                               Michael J. Losch
                                               Chief Financial Officer